EXHIBIT 11


                          AIR & WATER TECHNOLOGIES
                     COMPUTATION OF PER SHARE EARNINGS
                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                         1998          1997
                                                         ----          ----
BASIC EARNINGS (LOSS) PER SHARE:

  1. Loss from continuing operations...............  $ (11,673)    $  (9,792)
  2. Less preferred dividends......................         --          (825)
  3. Loss from continuing operations applicable
       to common stockholders......................     (11,673)     (10,617)
  4. Loss from discontinued operations.............         --        (2,738)
  5. Net loss applicable to common stockholders....  $  (11,673)   $ (13,355)
  6. Weighted average shares outstanding...........      33,150       32,019
  7. Loss per share from continuing
       operations (3 - 6)..........................  $     (.35)   $    (.33)
  8. Income (loss) per share from discontinued
       operations (4 - 6)..........................         --          (.09)
  9. Net loss per share............................  $     (.35)   $    (.42)

DILUTED EARNINGS (LOSS) PER SHARE (1):
  10. Line 3 above.................................  $  (11,673)   $ (10,617)
  11. Add back preferred dividends.................         --           825
  12. Add back interest, on assumed conversion of
        the Company's 8% Convertible Debentures....       2,300        2,300
  13. Loss from continuing operations..............      (9,373)      (7,492)
  14. Income (loss) from discontinued operations...         --        (2,738)
  15. Net loss.....................................  $   (9,373)   $ (10,230)
  16. Weighted average shares outstanding
        (Line 6)...................................      33,150       32,019
  17. Add additional shares issuable upon
        assumed conversion of preferred shares
        from date of issuance......................         --         4,800
  18. Add additional shares issuable upon
        assumed conversion of the Company's
        8% Convertible Debentures..................       3,833        3,833
  19. Adjusted weighted average shares
        outstanding................................      36,983       40,652
  20. Loss per share from continuing
        operations (13 - 19).......................  $     (.25)   $    (.18)
  21. Income (loss) per share from
        discontinued operations (14 - 19)..........          --         (.07)
  22. Net loss per share...........................  $     (.25)   $    (.25)

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(1)  Diluted earnings (loss) per share are not presented as the Company's common stock equivalents and the assumed conversion of the Company's 8% Convertible Debentures are anti-dilutive.